Exhibit 10.25

May 5, 2026

To the Board of Directors and Management of Sinda Ltd.:

We understand that Sinda Ltd. (the “Company”) will be issuing financial statements on the consolidated balance sheets of Sinda Ltd. as of December 31, 2025 and 2024 and the related consolidated statements of operations, cash flow, and changes in stockholder’s equity for the years then ended.

TEG Global GP Ltd., the general partner of Electrum Global Holdings L.P., which is the majority owner of the Company, confirms that Electrum Global Holdings L.P. or any of its affiliated entities has the ability, liquidity, solvency and intent to continue its financial support of the Company through funding of any cash flow shortage through December 31, 2027.

Very truly yours,

/s/ Andrew M. Shapiro

Andrew M. Shapiro

Director of TEG Global GP Ltd.